Exhibit 14.1

TRAMMELL CROW COMPANY

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted on March 5, 2003

Purpose

Trammell Crow Company (together with its controlled subsidiaries and affiliated entities, the “Company”) strives to apply high ethical, moral and legal principles in every aspect of business conduct.  This Code of Business Conduct and Ethics (this “Code”) summarizes the Company’s core values and describes its principles and policies regarding the standards of conduct to be followed by Company employees, independent contractors, agents (collectively, “Employees”) and directors when acting on the Company’s behalf.  In order to maintain the Company’s ethical standards, Employees and directors must be committed to using their good sense and best judgment to adhere to the principles and policies contained in this Code at all times.  More specific or additional direction is provided in the operating manuals and policies and procedures of the Company, including the Company’s Employee Manual (the “Employee Manual”), a copy of which is available on request from the Human Resources Department.

Our Core Values

Respect.                 Treat all with dignity, value the contributions of others and help one another succeed.

Integrity.               Uphold the highest standards in our business practices.

Service.                  Deliver responsible, innovative solutions to drive continuous improvement.

Excellence.           Aspire to be the best in everything we do.

The Company has committed to conducting its business in a manner that exemplifies each of these core values.  These values should not just be words on a sheet of paper, but should serve as meaningful guides to all of our Employees and directors as the Company goes about its mission.  One of the purposes of this Code is to provide helpful guidance to Employees and directors in identifying and avoiding the types of conduct that could devalue the dignity and contributions made by the Company’s Employees, and that could threaten the Company’s reputation for observing the highest ethical standards of business conduct in its operations.  Compliance with the letter and spirit of this Code will improve the Company’s long-term ability to provide quality service to its customers, and will help the Company reach its goal of being the acknowledged leader in the commercial real estate services business.

General Policy

The Company requires its Employees and directors to strictly observe all laws and regulations applicable to the Company or the conduct of its business, regardless of where the

Company conducts its business.  If a law conflicts with this Code, the law must be followed; however, if a local custom or policy conflicts with this Code, this Code must be followed.  Each Employee has the personal responsibility to adhere to these standards and apply them in good faith and with reasonable business judgment.  Any Employee who does not adhere to these standards is acting outside the scope of his or her employment, agency or independent contractor relationship.  If in doubt about how to deal with conflicts among this Code and local law, custom or practice, you should contact the Legal Department for guidance.

In addition to complying with applicable laws and regulations, all Employees should observe high standards of business and personal ethics when performing assigned duties and should perform all assigned duties to the best of their ability.  This requires using honesty and integrity when dealing with other Employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.  Employees and directors must act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts to others or allowing their business judgment on behalf of the Company to be subordinated to other interests.  Employees and directors should also promote honest and ethical behavior by others in the work environment.

It is impossible for this Code to contain specific instructions to fit all situations that may arise.  The examples of prohibited conduct contained in this Code are not all-inclusive.  The Company reserves the right to determine if any conduct is unethical or dishonest and prohibited by this Code, whether or not the conduct is specifically identified.  If any activity appears questionable, each Employee and director should not proceed without seeking guidance, in the case of an Employee, from his or her local Human Resources representative or from the Legal Department, and in the case of a director, from the Legal Department.

It is the responsibility of all Employees and directors to review this Code and to report any violation or apparent violation in accordance with the section of this Code entitled “Reporting Violations of this Code.”  Any violation of this Code that also constitutes a violation of applicable law may result in civil or criminal prosecution by the Company or an appropriate governmental authority.  Violations of this Code may also result in disciplinary action including termination of the agency or independent contractor relationship or discharge from employment without severance, separation or similar benefits.  Similar disciplinary measures may apply to any Employee who directs or approves prohibited activities or has knowledge of them and does not move promptly to correct or report them.

It is a violation of this Code for any Employee or director to retaliate, directly or indirectly, against any other Employee or director who reports a violation in good faith, or to encourage other Employees or directors to so retaliate.  Any Employee or director who believes retaliation has occurred should immediately inform, in the case of an Employee, his or her local Human Resources representative or the Legal Department, and in the case of a director, the Legal Department.

Waivers

Only the Board of Directors (the “Board of Directors”) or a committee of the Board of Directors may grant a waiver of this Code for any Senior Financial Officer (defined below) or any Employee that serves on the Company’s Executive Officer Committee (the “Executive Committee”).  Only the Executive Committee may grant a waiver of this Code for other Employees.  Persons seeking a waiver should be prepared to disclose all pertinent facts and circumstances, respond to inquiries for additional information, explain why the waiver is necessary, appropriate, or in the best interest of the Company and be willing to comply with any procedures that may be required to protect the Company in connection with such a waiver.  If a waiver of this Code is granted for the chief executive officer, principal financial officer, chief investment officer, principal accounting officer, controller, treasurer, any person performing similar functions or any other person designated by the Company as a “senior financial officer” for purposes of this Code (the “Senior Financial Officers”) or any other executive officer or director, any required public disclosure shall be made promptly in accordance with applicable legal requirements and stock exchange regulations.

Compliance with Laws, Rules and Regulations

Obeying the law both in letter and in spirit is a pillar upon which the Company’s ethical standards are built.  Although Employees and directors of the Company are not expected to know every law that is applicable to the Company’s business, it is important that Employees and directors know enough to ask questions and seek advice from supervisors, managers, lawyers or other appropriate personnel if they have any doubt regarding the legality of any action taken, or not taken, on behalf of the Company.  For this reason, the Company periodically organizes information and training sessions to promote compliance with laws, rules and regulations.  All invited Employees are expected to attend these information and training sessions.

Each Employee engaged in the Company’s brokerage business (corporate advisory services, project leasing, investment sales, etc.) must comply with all applicable broker licensing/permitting laws.  This includes the laws of the jurisdiction in which the Employee works and the laws of any jurisdiction where the property that is the subject of a transaction is located.  Each state has its own rules regarding the activities that can be conducted with or without a brokerage license or similar permit, including the ability of non-licensed persons to accept all or a portion of fees generated from transactions involving property located in that state.  These rules may also impact the Company’s ability to grant commission rebates to clients if the client does not have a broker’s license or permit.  It is the individual responsibility of every Employee working in the Company’s brokerage business to be familiar with and comply with these legal requirements.

Trading in securities of the Company on the basis of material, non-public information is unethical and illegal.  It is also illegal to communicate (or “tip”) material, nonpublic information to others who may trade in securities on the basis of that information.  These illegal activities are commonly referred to as “insider trading.”  Material information is all information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities.  Examples of types of material information include, but are not limited to:

•                                          financial results for the quarter or the year;

•                                          financial forecasts and budgets;

•                                          possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;

•                                          changes in relationships with significant customers;

•                                          the gain or loss of important contracts;

•                                          major financing developments;

•                                          senior personnel changes;

•                                          major litigation developments; and

•                                          changes in dividend policies or the declaration of a stock split or the offering or repurchase of securities;

All Employees and directors must comply with the Company’s Policy on Insider Trading, which discusses these matters in more detail.

Employees and directors who have been notified that they are subject to the Company’s Policy Regarding Special Trading Procedures and the Company’s Policy on Compliance with Short-Swing Trading and Reporting Laws must comply with those policies.

Copies of these policies may be obtained upon request from the Human Resources Department.

Confidentiality

Employees and directors shall maintain the confidentiality of information entrusted to them by the Company or its customers, except when an appropriate officer of the Company authorizes disclosure or disclosure is legally mandated.  The obligation to preserve confidential information continues even after employment, agency, independent contractor relationship or a directorship with the Company ends.  Confidential information includes all non-public information that if disclosed might be of use to competitors or harmful to the Company or its customers, and all non-public information that is learned about the Company’s past, present and prospective suppliers, customers and Employees that is not available generally to the public.  Other examples of confidential information include but are not limited to:

•                                          all information, documents, and computer databases that are obtained or produced during employment with the Company;

•                                          business strategies, operations and programs;

•                                          lists of prospective sellers or purchasers of real estate;

•                                          lists of customers, clients or prospects;

•                                          lists of employees and any records or information regarding employees;

•                                          any offers to sell, exchange, purchase, rent or lease real estate;

•                                          any appraisal or other technical data regarding real estate;

•                                          any list of real estate for purchase, sale, rent or lease;

•                                          all records and files, including computer-generated and/or stored files and databases;

•                                          trade secrets;

•                                          projections of future earnings or losses;

•                                          news of a pending or proposed merger, acquisition or tender offer;

•                                          news of a significant sale of assets or the disposition of a subsidiary;

•                                          changes in dividend policies or the declaration of a stock split or the offering or repurchase of securities;

•                                          changes in senior management;

•                                          significant new products or discoveries;

•                                          impending bankruptcy or financial liquidity problems; and

•                                          the gain or loss of a substantial customer, supplier or contract.

See the Employee Manual or contact Human Resources or the Legal Department if you have questions about whether information is confidential information.

Conflicts of Interest

A conflict of interest occurs when an individual’s private interests conflict in any way with the interests of the Company as a whole.  This situation can arise when an Employee or director takes an action or has an interest that may make it difficult, both objectively and effectively, to perform his or her work on behalf of the Company.  Conflicts of interest also arise when an Employee or director, or a member of his or her family or household, receives improper personal benefits as a result of his or her position in the Company.

Employees and directors must avoid conflicts between personal interests and the interests of the Company, or even the appearance of such conflicts.  The appearance of a conflict of interest can often be as detrimental as a conflict itself.  Employees and directors should exercise sound judgment before committing to any activity or participating in any transaction that could potentially create such a conflict of interest.  Any Employee or director who becomes aware of a conflict or potential conflict should bring it to the attention of the appropriate personnel in accordance with the procedures described in the section of this Code entitled “Reporting Violations of this Code.”

An important way to deal with potential conflicts of interest is through advance disclosure to the Legal Department or the individual identified from time to time as the Company’s Ethics Officer.  Prior disclosure does not suggest potential wrongdoing, but it helps eliminate embarrassing misunderstandings, while allowing someone not involved in the potential conflict situation to determine objectively whether the Company’s interests are affected.  An Employee or director should always err on the side of disclosure when uncertain about whether or not certain circumstances require disclosure.

Because related party transactions create a conflict of interest and the potential for abuse of a related party’s position within the Company, no Employee or director may directly or indirectly enter into any transaction or other business arrangement with the Company unless the Company and the relevant Employee or director follow all applicable approval procedures and other requirements adopted from time to time by the Board of Directors.

It is almost always a conflict of interest for an Employee to work simultaneously for a competitor, customer or supplier.  No Employee is permitted to work as a consultant or director of any competitor without the approval of the Board of Directors.  Employees should also avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf.  No Employee may act on behalf of the Company in any transaction involving the Employee, or persons or organizations with which such Employee, or a member of his or her family or household, has any direct or indirect pecuniary interest.  It is a conflict of interest for an Employee or director or his or her immediate family members to own an interest in the business of a supplier, or be a creditor of a supplier, unless the interest is represented by a publicly traded security and the Employee or his or her immediate family member owns no more than 1% of any class of outstanding securities of the supplier.

Below are important factors to consider in order to avoid conflict of interest situations:

•                  Perception:  Could the activity or transaction be perceived as a conflict of interest or a potential conflict by others, including Employees, directors, customers, vendors, competitors, regulators or the public?  If all the facts of the activity or transaction were made public, would you or the Company be embarrassed?

•                  Intent:  Is the activity or transaction being offered in an attempt to influence your judgment?

•                  Impact:  Will the Company be disadvantaged if you participate in the activity or transaction?

•                  Objectivity:  Will participation in the activity or transaction in any way affect your ability to be objective with regard to any decision concerning a customer, Employee or vendor?

•                  Time Consideration:  Will the time required for the activity or transaction interfere with your ability to effectively carry out your responsibilities at the Company?

Corporate Opportunities

Employees and directors of the Company generally owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises.  Employees and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position, whether the opportunity is taken during their relationship with the Company or after the relationship terminates (for example, an Employee may not take an opportunity for himself or herself or a future employer if the Employee learned of the opportunity while with the Company).  Employees are also expected to spend all of their business time and their entire business focus in pursuit of the Company’s interests and the creation of stockholder value and may not use Company property, information or position to further the Employee’s direct or indirect pecuniary interests, for other personal gain or to compete with the Company.

Fair Dealing

Employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other Employees.  No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice involving unfair-dealing.

The Company is in a highly competitive, market-driven industry where many companies compete.  To be successful, the Company must be both a dynamic and a strong competitor.  At the same time, it is the Company’s policy to compete fairly and ethically and in accordance with the antitrust and competition laws of the United States and any foreign jurisdiction, and the Company expects that all Employees will play a role in ensuring fair, open and successful competition.

Every Employee in a position to do so must award orders, contracts and commitments to suppliers of goods or services on a sound business basis and on the ability of the customer or supplier to fulfill the Company’s requirements, and not based on personal favoritism.  Employees must not imply the possibility of, or enter into, arrangements with customers, competitors or vendors that appear to or directly violate applicable laws or regulations with regard to fair and open competition.

Employees should market the Company’s services based upon their merits and advantages.  It is always best for Employees to emphasize the advantages of the Company’s services and to use great care to ensure that any comparisons of competitive offerings are both fair and accurate.  It is neither necessary nor appropriate for Employees to disparage competitors or their services unfairly when marketing the Company’s products.  False statements, misleading statements or innuendoes are improper and unacceptable.  This kind of behavior, if permitted, could invite disrespect from the Company’s customers and complaints from the Company’s competitors.

Customers should receive information that is both accurate and complete.  If an Employee believes a customer may have misunderstood something a Company representative said, the Employee should correct the misunderstanding promptly.  Ethics, honesty and clear communication are cornerstones of the Company’s reputation for trustworthiness and are essential to building successful and lasting business relationships.

Employees should be mindful of situations where a current or potential customer could conclude that an action taken by the Company, or a relationship that exists between the Company and a third party, may make it difficult for the Company to perform its work objectively and effectively on behalf of the customer.  For instance, Company Employees may provide project leasing services to a property owner while other Company Employees  provide tenant representation services to a prospective tenant in the property.  In this instance, both clients should be made aware of the potential conflict situation, and the Company and the clients should agree on any appropriate measures that should be taken to give each client the comfort that their interests will be adequately represented.  All employees should be mindful of such situations, and should seek advice from your supervisor, the Ethics Officer, Human Resources or the Legal Department as to how these situations should be handled.

Gifts

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain advantage with or give advantage to customers or suppliers (or any specific individual employed by customers or suppliers).  No gift or entertainment should ever be offered, given, provided or accepted by any Employee, director or family member of an Employee or director unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff and (v) does not violate any laws or regulations.

No Employee or director may (i) use a Company supplier, consultant or subcontractor to work on his or her personal residence or business, or those of related persons, or (ii) pay, offer to pay, or give anything of value to another Employee or director as an inducement or compensation for work-related services, in either case without the prior approval of the regional leader of the Employee’s business segment and Human Resources.  No bribes, kickbacks or other similar unlawful or improper remuneration will be given by any Employee or director to any person or entity or will be accepted by any Employee or director from any person or entity to obtain or retain business, or for any other reason whatsoever.  No Employee or director will make any unlawful preferential extension of credit to any other Employee or director, or to any current or prospective customer or any officer, director or principal stockholder of any current or prospective customer.

If you receive an offer of a gift or entertainment that is not explicitly prohibited, you should also consider the following factors prior to making your decision to accept the gift or entertainment:

•                  Reciprocity:  Are you in a position where you could provide a reciprocal gift or entertainment at the Company’s expense?  Is there an expectation that you will reciprocate?  You should consider not only the nature of the gift or entertainment being offered, but also the organizational stature of the person making the offer.

•                  Pattern:  Is the nature of the gift or entertainment being offered typical for the size and status of the customer or vendor relationship?  The type of gift or entertainment being offered should be customary and appropriate with regard to your job responsibilities.

Employees should contact Human Resources if they have questions about the appropriateness of any gift or entertainment or proposed gift or entertainment.

Protection and Proper Use of Company Assets

All Employees should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the financial soundness, integrity and profitability of the Company.  Company assets may not be used for any unlawful or improper purpose.  Company credit cards may not be used for purposes unrelated to the Company’s business.  Other Company assets and equipment should only be used for Company business, although incidental personal use of assets may be permitted in limited circumstances contemplated by policies the Company may adopt from time to time.  Employees should refer to the Company’s Electronic Equipment and Communications Systems Policy, which sets forth the Company’s prohibition on the use of Company computers and other technology assets for other than Company business.

All information, documents, and computer databases that are obtained or produced during an Employee’s employment with the Company are the property of the Company and may not be removed from the Company’s premises without authorization.  This information may not be used for the Employee’s personal benefit or the benefit of any person other than the Company during or after an Employee’s employment with the Company.  Misuse of Company furnishings, equipment, technology (including inappropriate internet usage), supplies or other assets, or removal of such assets from Company facilities, is prohibited.

These policies apply equally to property created, obtained or copied by or for the benefit of the Company (such as customer lists, files, reference materials, reports, computer software, data processing systems, databases and the like).  Neither originals nor copies may be used for purposes other than Company business.  These assets and the tangible contributions an Employee makes to their development and implementation, whether directly or indirectly, while employed within the Company are the Company’s property, remain Company property even if the Employee leaves employment within the Company, and cannot be taken, copied or destroyed by the Employee following or in contemplation of employment termination.

Company Records

All Company books, records, accounts, funds and assets must be maintained to reflect fairly and accurately the underlying transactions and disposition of Company business in reasonable detail.  Falsifying or destroying Company books or records, other than in accordance with any policy the Company may implement from time to time regarding document retention, is a violation of this Code.  Examples of Company books and records include financial records, records regarding the approval of business transactions, applications, resources, medical reports or claims, production records and logs, time and attendance records, expense accounts, purchasing documents, shipping and receiving records and any other books or records.

The Company has established internal accounting and operating controls to ensure that its accounting records and operational procedures are complete, accurate and maintained in reasonable detail.  Employees are expected to maintain and adhere to these controls and policies so that all underlying transactions, both within the Company and with third parties, are properly documented, recorded and reported.  No accounting entries will be recorded that intentionally conceal, disguise or misrepresent the true nature of any transaction involving the Company.

In this respect, the following guidelines must be followed:

•                                          no undisclosed or unrecorded funds or assets should be established for any purpose;

•                                          no false or fictitious invoices should be paid or created;

•                                          no false or artificial entries should be made or misleading reports issued; and

•                                          assets, liabilities and contingent liabilities of the Company shall be recognized and reported on the Company’s financial statements (or notes thereto) or in the Company’s publicly filed documents, all in accordance with the Company’s standard practices and generally accepted accounting principles (“GAAP”).

If an Employee believes that the Company’s books and records are not being maintained in accordance with these requirements, the Employee should report the matter in accordance with the section of this Code entitled “Reporting Violations of this Code.”

Matters Relating to Financial Reporting

Senior Financial Officers shall strive to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in other public communications that the Company makes.

Real Estate Ownership

Employees must comply with the Company’s Real Estate Ownership Policy, as such policy is in effect from time to time.  This policy requires Employees to notify the Executive Committee of any commercial real estate investments they own at the time they become employed by the Company or that they acquire through inheritance.  An Employee must obtain Executive Committee approval if the Employee wishes to invest in private real estate companies or make other commercial real estate investments after his or her employment with the Company begins.  This policy also prohibits an Employee from buying real estate from the Company, making commercial real estate investments based on proprietary information not made available to Company customers, soliciting business (including tenancy) from Company customers for the Employee’s investment property and other similar activities.  A copy of this policy may be obtained upon request from the Human Resources Department.

Employee Relations/Non-Discrimination

Each Employee and director is expected to follow these important principles:

•                                          Respect each Employee, worker and representative of the Company and its customers, suppliers and contractors as an individual, showing courtesy and consideration and fostering personal dignity.  Members of the management team will use good judgment and exercise appropriate use of their influence and authority in their interactions with other Employees, customers, suppliers, contractors and other stakeholders of the Company.

•                                          No Employee or director should misuse his or her position with the Company, including by pressuring subordinate Employees for personal purposes.

•                                          Commit to equal treatment of all Employees, workers, customers, suppliers and contractors of the Company without regard to race, color, sex, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation, disability or any other factors prohibited by law.

•                                          Provide a workplace free of harassment of any kind, including on the basis of race, color, sex, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation, disability or any other factors prohibited by law.  The Company will not tolerate (i) any unwelcomed sexual advances, actions or comments or (ii) any other verbal or physical conduct in the workplace that disrupts or interferes with work performance or which creates an intimidating, hostile or otherwise offensive environment.  For information on reporting incidents of harassment or discrimination see the Company’s Employee Manual.

•                                          Provide and maintain a safe, healthy and orderly workplace that is free of  (1) violent behavior or threats of violent behavior, (2) the possession of weapons of any type on the Company’s premises, (3) the use, distribution, sale or possession of any controlled substance except for approved medical purposes and (4) any otherwise illegal drug.

•                                          Assure uniformly fair compensation and benefit practices that will attract, reward and retain quality Employees.

Governmental Affairs and Political Contributions

The Company’s official policy concerning all governmental, political and public matters in which the Company has an interest will be decided and announced by, or implemented with prior approval from, the Board of Directors.  No alteration of or deviation from such official policy will be made without the prior approval of the Board of Directors.

Under no circumstances shall any activity be authorized or undertaken by an Employee that violates the provisions of the Foreign Corrupt Practices Act, federal and state election laws,

bribery laws or other applicable domestic or foreign laws.  Generally, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gifts or gratuities that may be accepted by U.S. government personnel.  The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy, but could also be a criminal offense.  Most state and local governments, as well as foreign governments, have similar rules restricting or prohibiting gifts or gratuities to public officials.  To determine whether a gift or gratuity to be made on behalf of the Company complies with applicable laws or this Code, Employees should seek guidance from the Company’s Legal Department.

Federal and most state and local laws prohibit or restrict corporations from making contributions directly or indirectly through the use of their corporate funds, services, property or other resources on behalf of any political party, campaign, candidate for public elective office or political committee.  To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines will be followed:

•                                          No funds, assets, or services of the Company will be used for political contributions, directly or indirectly, unless allowed by applicable law and approved in advance by the Executive Committee.

•                                          Company contributions to support or oppose public referenda or similar ballot issues are only permitted with advance approval of the Executive Committee and will only be made to the extent allowed by applicable law.

•                                          Employees, if eligible under applicable law, may make political contributions through legally established Company sponsored and approved political support funds.  Any such personal contribution is not a deductible expense for federal or most other applicable income tax purposes and is not eligible for reimbursement by the Company as a business expense.

If Employees engage in political activities during work hours, their work time could be considered the equivalent of a contribution by the Company.  Therefore, Employees may not engage in political activities on the Company’s premises or during working hours.  Additionally, an Employee’s contributions to a political candidate or party must not be made, or appear to be made, with (or reimbursed by) the Company’s funds.  The intent of this policy is not to discourage Employees from participating in political activities on their own time.  Employees and directors may elect to make personal political contributions as prescribed and permitted by applicable Federal, state and local laws, as well as the laws of any applicable foreign jurisdictions.  Employees and directors may also make personal contributions to political action committees where permitted by Federal, state and local laws.

Environmental Policy

The Company is committed to conducting its business in compliance with all applicable environmental laws and regulations in a manner that has the highest regard for the environment and the safety and well being of Employees and the general public.  Therefore, the Company expects all Employees to do their utmost to abide by the letter and spirit of all environmental laws and regulations.

Use of Company Name

It is inappropriate for an Employee or director to use official Company stationery or other official documentation or to use the name of the Company for any personal or non-official purpose since such use implies endorsement by the Company.  Employees may not use the Company name outside of customary business practices except as approved by the Executive Committee.

Publicity and Communication

Employees must exercise due care when considering the release of information of a sensitive or material nature about the Company.  Sufficient measures must be taken to ensure the accuracy of information that is authorized for release to outside parties.  Consequently, responses, public discussion and contact with the news media about the Company’s business may only be made through the Company’s authorized officers or their representatives.  If a member of the media questions an Employee, the Employee must consult with the Public Relations Department before responding to those questions or refer that person to the Public Relations Department.

All advertisements for the Company must be fair and accurate and must comply with all applicable laws and regulations.  Objective statements should be factually based and all comparisons with offerings by others should be balanced, accurate and verifiable.

Failure to observe this policy can spread misinformation and potentially cause tremendous harm to the Company.

Ethics Officer

The Company may designate an officer as its “Ethics Officer.”  The Ethics Officer may be consulted regarding any matter related to this Code, including whether a contemplated set of circumstances give rise to a conflict of interest or whether a violation of this Code has occurred.  Different individuals may be designated the Ethics Officer from time to time.  The Ethics Officer will initially be Chris Kirk, the Company’s General Counsel.  You can reach Chris Kirk at (214) 863-4015.

Reporting Violations of this Code

The Company proactively promotes legal and ethical behavior.  Under federal law, the Company can be held criminally liable if one of its Employees or directors commits certain crimes.  Accordingly, any Employee or director who has knowledge or information about

Company-related conduct by another Employee or director of the Company that he or she believes to be a crime, a material violation of law or regulation, a dishonest act, a breach of trust or other conduct in violation of this Code or that might seriously affect the Company’s reputation (whether or not the Company is victimized) must promptly report the relevant facts to the appropriate persons in accordance with the reporting procedures described below.  To encourage Employees and directors to report such violations, the Company will not allow retaliation for any such reports made in good faith by Employees or directors.  Any such reports will be kept anonymous and confidential at the reporting person’s request, except where disclosure is required to investigate the matter or by legal process or applicable laws, rules or regulations.  Employees and directors are expected to cooperate in providing facts and information requested by senior managers or other authorized officers or the Board of Directors, and with respect to internal investigations of misconduct by the Company or the Board of Directors, to the fullest extent permitted by law.  Persons making a report knowing it is false or willfully disregarding its truth or accuracy, or engaging in any other bad faith use of the reporting system, are in violation of this Code.

The reporting person should make full disclosure of all pertinent facts and circumstances, taking care to distinguish between matters that are certain and matters that are suspicions, worries or speculation, and also taking care to avoid premature conclusions or alarmist statements since the situation may involve circumstances unknown to the reporting person.

The Company has established an Ethics and Compliance Hotline, which will begin operation on April 25, 2003.  Its sole purpose is to receive reports and concerns regarding the standards of conduct described in this Code.  Calls to the Ethics and Compliance Hotline are answered by The Network, an independent company that helps businesses respond to concerns about unethical and illegal acts. If you wish, your call to the Ethics and Compliance Hotline can be made anonymously.  The Audit Committee of the Company’s Board of Directors will have access to reports made to the Ethics and Compliance Hotline.  If you are calling from the United States, Canada, Puerto Rico or the U.S. Virgin Islands, you may contact the Ethics and Compliance Hotline by dialing toll-free 1-888-270-5935.  International callers may contact the Ethics and Compliance Hotline by dialing 1-770-582-5227, taking care to follow country-specific collect call procedures.

Any alleged violation of this Code should be promptly reported to Human Resources, the Ethics Officer, a member of the Legal Department or the Ethics and Compliance Hotline.  You may report alleged violations of this Code to the Human Resources Department by calling your local Human Resources representative.  You may report alleged violations of this Code to the Legal Department by dialing (214) 863-3000 and asking for the General Counsel’s office.  You may report alleged violations of this Code to the Ethics Officer by using the contact information provided from time to time for the ethics officer.  If for any reason reporting any alleged violation to Human Resources, the Legal Department or the Ethics Officer is not feasible, the alleged violation should be reported to the Ethics and Compliance Hotline.

How Can You Determine if a Violation of this Code has Occurred?

It may be difficult to determine if a violation of this Code has occurred.  You may also encounter a situation in which it is difficult to determine how to proceed while also complying with this Code.  Since not every situation that will arise can be anticipated, it is important to have a way to approach a new question or problem.  When considering these situations, Employees and directors should:

•                  Make sure to have all the facts.  In order to reach the right solutions, all relevant information must be known.

•                  Ask specifically about the action being contemplated (including any action you are being asked to take) and whether it seems unethical or improper.  This will enable Employees and directors to focus on the specific question, and the alternatives he or she has. If something seems unethical or improper, it probably is.

•                  Understand that person’s individual responsibility and role.  In most situations, there is shared responsibility.  Are other colleagues informed?  It may help to get others involved and discuss the problem.

•                  For Employees, discuss the problem with a supervisor.  This is the basic guidance for all situations.  In many cases, supervisors will be more knowledgeable about the question, and will appreciate being brought into the decision-making process.  Employees should remember that it is the responsibility of supervisors to help solve problems and ensure that the Company complies with this Code.

•                  Always ask first, act later:  When unsure of what to do in any situation, Employees should seek guidance and ask questions before the action in question is taken.

Violations

Each person is accountable for his or her compliance with this Code.  Disciplinary measures that may be imposed for violating this Code include, but are not necessarily limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment or restitution.  These disciplinary measures could extend to the violator and others involved in the wrongdoing, such as persons who fail to use reasonable care to detect a violation, persons who if requested to divulge information withhold material information regarding a violation, and supervisors who approve the violations or attempt to retaliate against Employees for reporting violations or violators. Each case will be judged by the Ethics Officer, Human Resources, the Legal Department, the Board of Directors or the Audit Committee of the Board of Directors on its own merits, considering the duties of the person and the significance of the circumstances involved.  Employees should understand that it is a violation of this Code to intimidate or impose any form of retribution on any employee or agent who utilizes the Company’s reporting system in good faith to report suspected violations of this Code.

Any Employee or director to whom this Code has been provided may be required, from time to time, to sign a written affirmation stating that the person (1) has received and read this Code and understands its contents, (2) has not violated this Code, and (3) has no knowledge of any violation of this Code that has not been communicated previously in accordance with the reporting procedures contained in this Code.  Even if an Employee or director has not been asked to provide such a written affirmation, they are still subject to all of the provisions set forth in this Code.

Administration/Amendment

Subject to oversight by the Board of Directors, the Executive Committee, in its sole and absolute discretion, will resolve any questions regarding the interpretation of the matters described in this Code as they relate to any Employee that is not a Senior Financial Officer and does not serve on the Executive Committee, and any such decision by the Executive Committee will be binding.  The Board of Directors, in its sole and absolute discretion, will resolve any questions regarding the interpretation of the matters described in this Code as they relate to any member of the Executive Committee or any Senior Financial Officer, and any such decision by the Board of Directors will be binding.  Only the Board of Directors or a properly authorized committee thereof may make any amendment to this Code.  If this Code is amended, any required public disclosure of such amendment will be made in accordance with applicable legal requirements and stock exchange regulations.